Exhibit 10.1

                              EMPLOYMENT AGREEMENT

This employment agreement ("Agreement") is made and entered into as of this date by and between TIDELANDS OIL & GAS CORPORATION ("Employer"), and JAMES B. SMITH ("Employee").

WHEREAS, Employer and Employee desire that the term of this Agreement begin on October 1, 2004 ("Effective Date").

WHEREAS, Employer desires to employ Employee as its Senior Vice-President and Chief Financial Officer and Employee is willing to accept such employment by Employer, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1. Duties. During the term of this Agreement, Employee agrees to be employed by and to serve Employer as its Senior Vice-President and Chief Financial Officer, and Employer agrees to employ and retain Employee in such capacities. Employee shall devote a substantial portion of his business time, energy, and skill to the affairs of the Employer as Employee shall report to the Employer's Board of Directors and President and at all times during the term of this Agreement shall have powers and duties at least commensurate with his position as Senior Vice-President and Chief Financial Officer.

Section 2.     Term of Employment.

2.1 Definitions. For the purposes of this Agreement the following terms shall have the following meanings:


         1. "Termination For Cause" shall mean termination by Employer of Employee's employment by Employer by reason of Employee's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, Employer or by reason of Employee's willful material breach of this Agreement which has resulted in material injury to Employer.

         2. "Termination Other Than For Cause" shall mean termination by Employer of Employee's employment by Employer (other than in a Termination for Cause) and shall include constructive termination of Employee's employment by reason of material breach of this Agreement by Employer, such constructive termination to be effective upon notice from Employee to Employer of such constructive termination.




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         3.       "Voluntary  Termination" shall mean termination by Employee of
                  Employee's   employment   by   Employment   other   than   (i)
                  constrictive termination as described in subsection 2.1(b), or
                  (ii) termination by reason of Employee's death or disability as described in Sections 2.5 and 2.6.

2.2 Initial Term. The term of employment of Employee by Employer shall be for a period of four (4) years beginning with Effective Date ("Initial Term"), unless terminated earlier pursuant to this Section. At any time prior to the expiration of the Initial Term, Employer and Employee may by mutual written agreement extend Employee's employment under the terms of this Agreement for such additional periods as they may agree.

2.3 Termination For Cause. Termination For Cause may be effected by Employer at any time during the term of this Agreement and shall be effected by written notification to Employee. Upon Termination For Cause, Employee shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension pay or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Employer in which Employee is a participant to the full extent of Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but Employee shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.4 Termination Other Than For Cause. Notwithstanding anything else in this Agreement, Employer may effect a Termination Other Than For Cause at any time upon giving written notice to Employee of such termination. Upon any Termination Other Than For Cause, Employee shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Employer in which Employee is a participant to the full extent of Employee's rights under such plans (including accelerated vesting, if any, of awards granted to Employee under the Employer's stock option plan), accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.1, but no other compensation or reimbursement of any kind.

2.5 Termination by Reason of Disability. If, during the term of this Agreement, Employee, in the reasonable judgment of the Board of Director's of Employer, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than twelve
         (12) consecutive months, Employer shall have the right to terminate Employee's employment hereunder by written notification to Employee and payment to Employee of all accrued salary, bonus compensation to the

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         extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Employer in which Employee is a participant to the full extent of Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, with the exception of medical and dental benefits which shall continue through the expiration of this Agreement, but Employee shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.6 Death. In the event of Employee's death during the term of this Agreement, Employee's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and Employer shall promptly pay to his estate or such beneficiaries as Employee may from time to time designate all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Employer in which Employee is a participant to the full extent of Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but Employee's estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.7 Voluntary Termination. In the event of a Voluntary Termination, Employer shall promptly pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Employer in which Employee is a participant to the full extent of Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.8 Notice of Termination. Employer may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty
         (30) days' written notice to Employee of such termination. Employee may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty (30) days' written notice to Employer of such termination.

Section 3. Salary, Benefits and Bonus Compensation.

3.1 Base Salary. As payment for the services to be rendered by Employee as provided in Section 1 and subject to the terms and conditions of
         Section 2, Employer agrees to pay to Employee a "Base Salary" for the twelve (12) calendar months beginning the Effective Date at the rate of $168,000 per annum payable in 24 equal bi-monthly installments of $7,000. Employee's Base Salary shall be reviewed annually by the

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         Compensation  Committee  of  the  Board  of  Directors   ("Compensation
         Committee"), and the Base Salary for each year (or portion thereof) beginning January 1, shall be determined by the Compensation Committee which shall authorize an increase in Employee's Base Salary for such year in an amount which, at a minimum, shall be equal to the cumulative cost-of-living increment on the Base Salary as report in the "Consumer Price Index, Seattle, Washington, All Items," published by the U.S. Department of Labor (using January 1, 2004 as the base date for computation).

3.2 Stock Grant. Employee shall be eligible to receive a common stock grant, at Employee's option, for each year (or portion thereof) during the term of this Agreement and any extensions thereof, in the amount of Five Hundred Thousand (500,000) common shares annually. The initial stock grant date will be October 1, 2004 and each successive year for the four year term of the agreement.

3.3 Incentive Compensation. Employer agrees to pay Employee additional compensation based upon a percentage of Employer's net profits after income taxes and a percentage of Employer's net profits after income taxes and a percentage of increase in sales (the "Additional Compensation"), which must be paid to Employee each year within ten
         (10)  business  days after  Employer  files its  annual  report on Form
         10-KSB.

                  i. The amount of Additional Compensation to which Employee is entitled each year will be determined in accordance with the following formulas:

                           (1) Employee is entitled to a  distribution  equal to
One percent (1.0%) of the net profits of Employer, after all taxes have been deducted; and

                           (2) Employee is also entitled to a distribution equal
to One percent (1%) of the increase in sales over the previous year.

                  ii. Employee's entitlement to Additional Compensation is effective for the fiscal year ending 2004, and for each subsequent fiscal year of Employer during the term of this Agreement.

         The Additional Compensation will be determined by the accountants regularly auditing the books of Employer, in accordance with generally accepted accounting principles consistently applied in the same manner as in prior fiscal periods. The certificates of the firm of certified public accountants selected as the regular auditors of Employer will be binding upon Employer and upon Employee as to the amount of Additional Compensation.

                  iii. If, by reason of any change in Employer's accounting principles or practices, the Additional Compensation to which Employee would otherwise be entitled is adversely affected, appropriate adjustment will be made so that the amount determined is the equivalent of the amount which would have been determined prior to any change.


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                  iv. If this  Agreement is terminated for any reason during the fiscal year of Employer, Employee is entitled to payment of a pro rata share of the Additional Compensation to which Employee would have been entitled had Employee remained employed for the entire fiscal year. The pro rata share will be determined by computing the amount of Additional Compensation to which Employee would have been entitled for that year if this Agreement were not terminated, and multiplying that amount by a fraction, the numerator of which is the number of months that Employee was employed, and the denominator of which is
12. This provision survives the termination of this Agreement.

                  v. These compensation provisions do not affect the right of Employee (1) to receive any employee benefits provided comparable employees, or
(2) as a participant in the present or any future incentive profit-sharing or bonus plan of Employer or in any present or future qualified stock option plan of Employer or in the present or any future pension plan of Employer, applicable generally to salaried employees. The Employee will continue as a participant or beneficiary in any plans which continue in full force and effect and Employee will have the right at any time to become a participant under or beneficiary of any newly created plans according to their terms.

3.3 Additional Benefits. During the term of this Agreement, Employee shall be entitled to the following fringe benefits:

         A. Employee Benefits. Employee shall be eligible to participate in such of Employer's benefits and deferred compensation plans as are now generally available or later made generally available to executive officers of the Employer, including, without limitation, Employer's Stock Grant and Option Plan, profit sharing plans, annual physical examinations, dental and medical plans, personal catastrophe and disability insurance, financial planning, retirement plans and supplementary executive retirement plans, if any. For purposes of establishing the length of service under any benefit plans or programs of Employer, Employee's employment with the Employer will be deemed to have commenced on the Effective Date.

         B. Vacation. Employee shall be entitled to four (4) weeks of vacation during each year during the term of this Agreement and any extensions thereof, prorated for partial years.

         C. Life Insurance. For the term of this Agreement any and all extensions thereof, Employer shall at its expense procure and keep in effect term life insurance on the life of Employee payable to Employer in the aggregate amount of $1,000,000.

         D. Automobile Allowance. For the term of this Agreement and any extensions thereof the corporation shall provide officer with an automobile allowance of $12,000 annually, which allowance shall be payable monthly in increments of $1,000.


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         E.  Reimbursement  for  Expenses.  During  the term of this  Agreement,
Employer shall reimburse Employee for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Employee in connection with his duties under this Agreement.

Section 4. Severance Compensation.

4.1 Severance Compensation in the Event of a Termination Other Than For Cause. In the event Employee's employment is terminated in a Termination Other Than for Cause, Employee shall be paid as severance compensation his Base Salary (at the rate payable at the time of such termination), for a period of the lesser of the remaining portion of the Initial Term of six (6) months from the date of such termination, on the dates specified in Section 3.1; provided, however, that if Employee is employed by a new employer during such period, the severance compensation payable to Employee during such period will be reduced by the amount of compensation that Employee is receiving from the new employer, officer is under no obligation to mitigate the amount owed to the officer pursuant to this Section by seeking employment or other Employee shall be entitled to an accelerated vesting of any awards granted to Employee under Employer's Stock Option Plan to the extent provided in the stock option agreement entered into at the time of the grant.

4.2 No Severance Compensation Upon Other Termination. In the event of a Voluntary Termination, Termination For Cause, termination by reason of Employee's disability pursuant to Section 2.5 or 2.6, Employee or his estate shall not be paid any severance compensation.

Section 5. Outside Activities of Employee. Employer acknowledges that Employee has commitments and business activities not related to the Employer and that certain of these commitments and business affairs involve activities in the oil, gas and real estate industries. There shall be no restriction on Employee's ability to fulfill such commitments or engage in such business activities.

Section 6. Payment Obligations. Employer's obligation to pay Employee the compensation and to make the arrangements provided herein shall be unconditional, and Employee shall have no obligation whatsoever to mitigate damages hereunder. If litigation after a Change in Control shall be brought to enforce or interpret any provision contained herein, Employer, to the extent permitted by applicable law and the Employers' Articles shall reimburse Employee for Employee's reasonable attorneys' fees and disbursements incurred in such litigation.

Section 7. Confidentiality. Employee agrees that all confidential and proprietary information relating to the business of Employer shall be kept and treated as confidential both during and after the term of this Agreement, except as may be permitted in writing by Employer's Board of Directors or as such information is within the public domain or comes within the public domain without any breach of this Agreement.

Section 8. Withholdings. All compensation and benefits to Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.


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Section 9.  Indemnification.  In  addition to any rights to  indemnification  to which Employee is entitled to under the Employers' Articles of Incorporation and Bylaws, Employer shall indemnify Employee at all times during and after the term of this Agreement to the maximum extent permitted under Nevada Revised Statutes or any successor provision thereof and any other applicable state law, and shall pay Employee's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding, to the maximum extent permitted under such applicable state laws.

Agreed and accepted this 1st day of October 2004.


Employer:

Tidelands Oil & Gas Corporation


by: _______________________
      Michael R. Ward
      President



Employee:


___________________________
James B. Smith